Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Station Casinos, Inc. 2005 Stock Compensation Program of our reports dated February 18, 2005, with respect to the consolidated financial statements and schedules of Station Casinos, Inc., Station Casinos, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Station Casinos, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Las Vegas, Nevada	/s/ Ernst & Young LLP
August 5, 2005